NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES ADOPTION OF NEW TAX BENEFITS PRESERVATION PLAN

(Carson City, Nevada) - July 24, 2020

PICO Holdings, Inc. (NASDAQ:PICO) (the “Company”) announced today that its Board of Directors has adopted a new tax benefits preservation plan (the “Plan”) designed to preserve the Company’s ability to utilize its net operating losses (“NOLs”). The Company will seek shareholder ratification of the Plan at PICO’s 2021 Annual Meeting. As of December 31, 2019, the Company had approximately $156.5 million (pre - tax) federal NOLs. The Plan is similar to the Company's previous tax benefits preservation plan, which expired on July 24, 2020 and tax benefits preservation plans adopted by other public companies seeking to preserve significant NOLs.

The purpose of the Plan is to preserve the Company’s ability, under certain circumstances, to use its NOLs to reduce its future income tax liability, which would be substantially limited if the Company experienced an ownership change as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if the Company’s “5% shareholders,” as defined under Section 382, individually, or collectively increase their ownership in the Company by more than 50% over the lowest ownership percentage within a rolling three-year period.

Under the Plan, the Company is issuing one Right for each share of its common stock outstanding at the close of business on August 4, 2020. The distribution of the Rights is not taxable to shareholders. Shareholders are not required to take any action to receive the Rights, which will initially be attached to and trade with PICO’s common shares.

The Plan will expire at the 2021 Annual Meeting of Shareholders, unless it is ratified by a majority of shareholders. Assuming it is ratified, the Plan will expire three years following its adoption, or at such earlier time as the Board determines that the Plan is no longer necessary or desirable for the preservation of the Company’s NOLs or on the close of business on the first day of a taxable year of PICO to which the Board determines that no NOLs may be carried forward.

Pursuant to the Plan, if a shareholder (or group) becomes a 5% shareholder after adoption of the Plan without meeting certain customary exceptions, the Rights would become exercisable and entitle shareholders (other than the 5% shareholder or group causing the Rights to become exercisable) to purchase additional shares of PICO common stock at a significant discount, resulting in significant dilution in the economic interest and voting power of the 5% shareholder or group. Shareholders owning 5% or more of the Company’s outstanding shares at the time of adoption of the Plan are grandfathered and will only cause the Rights to distribute and become exercisable if they acquire an additional 1% or more of the Company’s outstanding shares, subject to certain customary exceptions. Under the Plan, the Board has the discretion to exempt certain transactions and persons whose acquisitions of the Company’s common stock are determined by the Board not to jeopardize or endanger the availability of the Company’s NOLs or are otherwise in the best interests of the Company.

Additional details of the Plan are being communicated in a current report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

About PICO Holdings, Inc.

As of June 30, 2020, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

As of June 30, 2020, PICO Holdings, Inc. had a market capitalization of $160.4 million, and 19,027,285 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding the Plan and its purpose, our ability to utilize NOLs to offset taxable income and reduce our federal income liability, , and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; the effect of the COVID-19 pandemic on residential and commercial real estate development and on water rights and real estate sales and prices; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian - Palmer
President & Chief Executive Officer
775-885-5000

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